SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*


                          Health Risk Management, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   421935 10 7
     -----------------------------------------------------------------------
                                 (CUSIP Number)


     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

                                  SCHEDULE 13G
---------------------------                        --------------------------
CUSIP No. 421935 10 7                                Page   2    of  4  Pages
---------------------------                        ----------------------------

------------- -----------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Gary T. McIlroy
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)                                     (a) [ ]
                                                                     (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
------------------------- --------- -------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  426,109 (INCLUDES 158,139 SHARES OBTAINABLE
        OWNED BY                    UPON EXERCISE OF CURRENTLY EXERCISABLE
          EACH                      OPTIONS)
       REPORTING          --------- -------------------------------------------
         PERSON           6         SHARED VOTING POWER
          WITH
                                    0
                          --------- -------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    426,109 (INCLUDES 158,139 SHARES OBTAINABLE
                                    UPON EXERCISE OF CURRENTLY EXERCISABLE
                                    OPTIONS)
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              426,109 (INCLUDES 158,139 SHARES OBTAINABLE UPON EXERCISE OF CURRENTLY EXERCISABLE OPTIONS)
------------- -----------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)      [ X ]

              Does not include 415,405 shares owned by reporting person's spouse, as to all of which reporting person disclaims beneficial ownership.
------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.88%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
------------- -----------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)         Name of Issuer:

                  Health Risk Management, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  10900 Hampshire Avenue South
                  Minneapolis, MN 55438

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  10900 Hampshire Avenue South
                  Minneapolis, MN 55438

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  421935 10 7

Item 3            Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

                  Not applicable

Item 4            Ownership

                  See Cover Page Items 5 through 11

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 Pages

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 7, 2000
                                                       (Date)

                                                  /s/ Gary T. McIlroy
                                                      (Signature)

                                                  Gary T. McIlroy
                                                   (Name and title)


                               Page 4 of 4 Pages